Exhibit 10.1
Joseph P. Lacher, Jr.
President and
Chief Executive Officer

Kemper Corporation
One East Wacker Drive
Chicago, IL 60601-1803
kemper.com

October 7, 2016
Via Hand Delivery

Frank J. Sodaro
1928 S. Washington Ave.
Park Ridge, IL 60068

Dear Frank:

As I advised you on September 20, 2016, your employment with Kemper Corporate Services, Inc. (“Company”) will terminate effective December 31, 2016 (your "Separation Date") unless you chose to terminate your employment effective at an earlier date. Until your Separation Date, your salary will continue at its current base amount and will be paid in accordance with the Company’s regular payroll practices. Additionally, you will continue to accrue vacation and participate in the Company’s benefit plans, in accordance with the terms of the applicable policies and plans. Finally, you will be reimbursed for all reasonable business expenses you actually and properly incur prior to your Separation Date, in accordance with the Company’s regular policies and practices, and provided you submit receipts or other appropriate documentation for such expenses.
This letter outlines the Company’s expectations during the transition period (i.e., the period between the date of this letter and your Separation Date), and describes the terms and conditions under which the Company will provide a severance payment to you. Specifically, during the transition period:
(a)You will report directly to me as a senior advisor and handle only that work and those assignments on which I expressly ask for your assistance. At this point, I expect your primary assignments will be to transition your Chief Financial Officer functions and assist with other projects as they arise;
(b)In the performance of your assignments, you may work from the Company’s offices or from home, provided you keep me generally advised where you are working and make yourself available, as needed. Any business travel must be pre-approved by me;
(c)    You must execute your assignments in a satisfactory manner, seeking further guidance from me if you have any questions. You must devote your best efforts towards protecting and furthering the Company’s business and relationships, and cooperate fully in the transitioning of your duties as I direct;
(d)    You must comply with all Company policies and procedures and fully abide by your obligations to protect the Company’s confidential information and proprietary materials, including as set forth in any applicable agreements or policies;

Frank J. Sodaro
October 7, 2016

(e)    You shall not access or seek to have access to the Company’s internal databases, unless and except as required to perform your approved assignments;
(f)    You shall not take any actions on behalf of the Company or any related entity (including the signing of contracts, agreements or commitments), or otherwise hold yourself out as authorized to act on its/their behalf, unless authorized to do so in the course of performing approved assignments;
(g)    You must not disparage the Company, any related entity, or its/their officers, directors, agents, employees, vendors, members, products or services;
(h)    You must submit your signed resignation in the form attached in Exhibit 1, by October 7, 2016; and
(i)    You must keep any subsequent discussions with me regarding the terms of your separation, this letter, the attached proposed “Separation Agreement,” attached as Exhibit 2 (“Agreement”), strictly confidential. You may, of course, discuss these matters with your wife, attorneys, accountants, or as required by law. I will work with you to prepare internal and external announcements regarding your separation from the Company.
During the transition period and for up to nine months following your Separation Date, the Company will provide Executive Premium Service outplacement to you through Lee Hecht Harrison. The Company will instruct the Kemper Corporation Executive Officers to not make statements that are disparaging toward you, and the Company will not disparage you in external press releases or formal internal communications regarding your departure.
Following the transition period, and provided you have returned a signed copy of this letter and satisfied all of the conditions described herein, the Company will offer you a severance payment of $450,000.00 (less required withholdings), which amount is equal to twelve (12) months of your current base salary. The Company’s provision of the severance payment will be subject to and conditioned upon your execution (after your Separation Date), delivery, non-revocation, and continuing compliance with the terms of the Agreement. The severance payment will be paid to you by check, in accordance with the Agreement.
Please acknowledge your understanding and agreement to the terms outlined herein by signing and returning this letter to me on or before October 7, 2016. If you have any questions concerning these matters, you may contact me by email (jlacher@kemper.com) or telephone (312.661.4620).

Frank J. Sodaro
October 7, 2016

Sincerely,

Joseph P. Lacher, Jr.
President and Chief Executive Officer

/s/ Joseph P. Lacher, Jr.

Frank J. Sodaro

/s/ Frank J. Sodaro

Date: 10/7/16

Exhibit 1 to October 7, 2016 Letter to F. Sodaro

Resignation
Effective as of the close of business on September 20, 2016, I, Frank J. Sodaro, hereby resign any and all officer or director positions I may hold with Kemper Corporation and any subsidiary or affiliate of Kemper Corporation, and resign as a member of any Kemper Corporation benefit plan committee or trust on which I may serve.

Dated:

Exhibit 2 to October 7, 2016 Letter to F. Sodaro

SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made between Frank J. Sodaro (“Employee”) and Kemper Corporate Services, Inc., for itself and on behalf of all of its affiliates (collectively, “Employer”), on the date last written below.
BACKGROUND
Employee is currently employed by Employer as a senior advisor and was formerly Senior Vice President and Chief Financial Officer. Employer does not provide severance pay on the termination of employment as a matter of right or entitlement. Severance pay is a benefit provided solely at Employer’s discretion under appropriate circumstances and only when Employer receives a signed release of claims before payments begin.
In consideration of Employee’s cooperation and assistance in the transition of Employee’s responsibilities, Employer has determined that it is appropriate to provide severance pay to Employee and Employee wishes to take advantage of that benefit. Employee and Employer now wish to specifically describe Employee’s severance benefits and the parties’ respective rights and obligations.
TERMS AND CONDITIONS
In consideration of their mutual promises and undertakings described below, Employee and Employer agree as follows:
1.     Employment Responsibilities End. Employee’s employment by Employer shall end at the close of business on December 31, 2016 (“Separation Date”). Employee no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Employer after the Separation Date.
2.    Employee Acknowledgements and Agreements. Employee acknowledges and agrees that:

(a)Employee will not to seek reinstatement, future employment, or other working relationship with Employer;

(b)The following are true statements: (a) Employee has reported to Employer any and all work-related injuries incurred during employment; (b) Employer properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (c) Employee had the opportunity to provide Employer with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Employer or any Released Party (as defined in Section 6 below), and to report to Employer any complaints, claims, or actions filed against Employer or any Released Party, subject to Section 6 (b) and (c) below;

(c)Employee has been paid all wages, benefits, and other compensation owed to Employee by Employer through the Separation Date, subject to the obligation of Employer for the payment of: (i) salary at Employee’s current base rate through the Separation Date; ii) expense reimbursement reports that are outstanding on the date hereof or which are submitted hereafter pursuant to Section 15; (iii) all paid time off (“PTO”), if any, that will be accrued but unpaid on the Separation Date. Any such accrued and unpaid PTO will be paid to Employee no later than the next regularly scheduled payday after the Separation Date; and (iv) any amounts potentially payable to Employee as a cash bonus for 2016 under the multi-year incentive award granted to Employee in 2014, for the 2014-2016 performance period, under the Kemper Corporation 2009 Performance Incentive Plan, in accordance with such plan and the agreements governing such awards to which employee is a party.

(d)Any payments made pursuant to Section 3 shall be considered an offset against any amounts that may be owed to Employee pursuant to the Worker Adjustment Retraining Notification Act, 29 USC Sec. 2101, et seq.;

(e)Other than as set forth in paragraph 2(c)(iv) above, the termination of Employee’s employment will result in the forfeiture of: (a) any amounts potentially payable to Employee as a cash bonus for 2016 or any prior year, whether pursuant to the multi-year incentive awards granted to Employee in 2015 under the Kemper Corporation 2009 Performance Incentive Plan, in accordance with such plan and the agreements governing such awards to which Employee is a party, or otherwise; and (b) any outstanding Restricted Stock Unit awards and Stock Option and SAR awards under the Kemper Corporation 2011 Omnibus Equity Plan or its predecessor plans, in accordance with such plan(s) and the termination provisions of the respective award agreements to which Employee is a party, subject to the post-termination exercise provisions in the applicable Stock Option and SAR agreements;

(f)The severance payment shall not be deemed “compensation” for purposes of any of Employer’s qualified retirement plans or other benefit programs and payment of the severance payment does not entitle Employee to any retirement plan contributions by Employer for Employee’s benefit or account;

(g)Employee is not entitled to any additional or future compensation or benefits arising out of Employee’s employment with Employer, except for such compensation or benefits, if any, arising under the retirement, welfare benefits, bonus and equity compensation plans of Kemper Corporation to which Employee may be entitled by virtue of Employee’s employment with Employer, subject in all cases to the terms and conditions of the plans and agreements governing such compensation and benefits;
(h)Employee is not entitled to any severance pay pursuant to the Kemper Corporation Employee General Severance Pay Plan; and
(i)Upon the Separation Date, Employee shall have the option to continue eligible benefits through COBRA by paying the full COBRA premium if Employee wishes to continue coverage for Employee's COBRA eligibility period in accordance with the applicable COBRA enrollment and premium payment procedures.
3.    Severance Payment. A cash severance payment in the gross total amount of Four Hundred and Fifty Thousand Dollars ($450,000.00), less applicable taxes and withholdings, will be paid in a lump sum to Employee subject to, and within 14 days after the completion of, all of the following conditions: (a) Employee signs this Agreement and returns it to Employer within 21 days after the Separation Date, by January 22, 2017; ( (b) the seven-day revocation period has passed without revocation of this Agreement; (c) Employee has executed and returned the acknowledgment in the form of Attachment A hereto to Employer confirming Employee’s decision not to revoke this Agreement; and (e) Employee has returned all company property to Employer in accordance with Section 5.

4.     Unemployment Claims. Employer expressly agrees that the release language in Section 6 below shall not prevent Employee from applying for unemployment benefits to which Employee may be entitled under applicable law.
5.     Confidentiality, Nondisparagement, Nonsolicitation and Return of Property.

Employee agrees to the following covenants, subject to the provisions of Section 6 (b) and (c) below:

(a)Confidentiality. Employee agrees not to disclose, communicate, use to the detriment of Employer or for Employee’s own benefit or the benefit of any other person, or misuse in any way any confidential information or trade secrets of Employer;

(b)Nondisparagement. Employee agrees not to make statements to clients, customers and suppliers of the Employer or to other members of the public that are in any way disparaging or negative towards the Employer or its products and services, and agrees not to encourage or aid any person or entity in the pursuit of any claim or cause of action against Employer except as may be permitted by law. Employer agrees that it will instruct the Kemper Corporation Executive Officers to not make statements that are disparaging toward Employee, and Employer will not disparage Employee in external press releases or formal communications regarding Employee’s departure;

(c)Nonsolicitation. Employee agrees to not, for a period of twelve (12) months immediately following the Separation Date, solicit, induce or entice any person then employed by Employer to leave the employ of Employer. This prohibition applies only to employees with whom Employee had Material Contact pursuant to Employee’s duties during the period of twelve (12) months immediately preceding the Separation Date and includes, without limitation, all officers of Kemper Corporation. For purposes of this Agreement, “Material Contact” means interaction between Employee and another employee of Employer: (i) with whom Employee actually dealt, or (ii) whose employment or dealings with Employer or services for Employer were handled, coordinated, managed, or supervised by Employee. If Employee breaches the terms of this Section, Employee shall be liable for any attorneys’ fees incurred by Employer in seeking enforcement of this Section and Employer will have the right to seek other legal and equitable relief; and

(d)Return of Property. Employee agrees to return to Employer all Employer credit cards, identification cards, access cards and keys to Employer’s properties or facilities that Employee may have in his or her possession. Employee shall return any and all Employer confidential files and all Employer confidential and proprietary information that Employee may have in his or her possession. Employee shall return any and all of Employer's property, including but not limited to, computer equipment, peripherals, printers, and company vehicles, other than the iPad and cellular phone that Employee was previously issued. Employer will return Employee’s Company laptop computer to him for his personal future use after the hard drive is imaged for preservation purposes and all data is wiped from the device for security purposes. Employer agrees that Employee may retain the phone number assigned to the cellular phone that Employer provided to Employee. Employee will be responsible for taking all necessary steps to transfer such number to an account in Employee’s name and will be responsible for all costs of maintaining service for such phone number after the Separation Date, and Employer agrees to reasonably cooperate with Employee in connection with such steps.

6.	Consideration to Employer - Release of Claims and Agreement Not to Sue.

(a)    Except as stated below, Employee hereby forever releases, discharges and holds harmless Employer and its respective parent company, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents (“Released Parties”) from any claim or cause of action whatsoever which Employee either has or may have against Employer resulting from or arising out of or related to Employee’s employment by Employer, or the termination of that employment, including any claims or causes of action Employee has or may have pursuant to the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act of 1990 (“OWBPA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; the Illinois Human Rights Act; the Employer Retirement Income Security Act of 1974; and any other law or regulation of any local, state or federal jurisdiction.
(b)    This release does not apply to any claims or rights that may arise after the date that Employee signs this Agreement, or relate to the consideration for this Agreement, vested rights under the Employer’s employee benefit plans as applicable on the date Employee signs this Agreement, or any claims that the controlling law clearly states may not be released by private agreement. Furthermore, this release does not waive any rights Employee might have to indemnification as a corporate officer pursuant to Kemper Corporation’s Amended and Restated Bylaws, Employer’s Director’s and Liability insurance, Certificate of Incorporation, applicable benefit plan documents, or by applicable statutory or common law.
(c)    Nothing in this Agreement (including but not limited to the release of claims, promise not to sue, Employee acknowledgements, confidentiality, Employee cooperation and assistance, nondisparagement, nonsolicitation, and return of property provisions): (a) limits or affects Employee’s right to challenge the validity of this release under the ADEA or the OWBPA; (b) prevents Employee from filing a charge or complaint with, providing documents or other information to, or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local government agency;  (c) limits or affects Employee’s right to testify truthfully in any legal proceeding; or (d) prevents Employee from exercising his or her rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees, although by signing this Agreement Employee is waiving Employee’s right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by or on behalf of Employee, except for any right Employee may have to receive a payment from a government agency (and not Employer) for information provided to such agency, or other waiver prohibited by applicable law.
(d)    Other than an arbitration action for breach of this Agreement, Employee expressly acknowledges that if Employee files any claim or lawsuit in a court or arbitration proceeding regarding any matter described in this Agreement, Employer may be entitled to recover from Employee some or all money paid under this Agreement, and if Employer prevails, Employee agrees to pay Employer’s attorneys’ fees and costs incurred in defending against such action, to the extent permitted by law.
(e)    Notwithstanding Employee’s confidentiality and non-disclosure obligations under this Agreement or otherwise, as provided in the federal Defend Trade Secrets Act, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or to Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public.

7.     No Admission of Liability. Nothing in this Agreement shall be construed to be an admission of liability by Employer and its respective parent company, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents for any alleged violation of any of Employee’s statutory rights or any common law duty imposed upon Employer.
8.     Adequate Consideration. Employee agrees that the consideration provided for this Agreement is above and beyond any amounts already owed to Employee and is adequate consideration for all promises and releases contained in this Agreement.
9.     Non-waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.
10.     Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered or sent by a recognized overnight courier service to Employee’s residence as last shown on Employer’s employment records, in the case of Employee, or to Kemper Corporate Services, Inc., Attn: C. Thomas Evans, Jr., Senior Vice President, One East Wacker Drive, Suite 1000, Chicago, Illinois 60601, in the case of Employer.
11.     Successors and Assigns. Except as otherwise provided in specific provisions above, this Agreement shall be binding upon and inure to the benefit of Employee, Employee’s spouse, Employee’s heirs, executors, administrators, designated beneficiaries and upon anyone claiming under Employee or Employee’s spouse, and shall be binding upon and inure to the benefit of Employer and its successors and assigns. Employee warrants and represents that, except as provided herein, no right, claim, cause of action or demand, or any part thereof, which Employee may have arising out of or in any way related to Employee’s employment with Employer, has been or will be assigned, granted or transferred in any way to any other person, entity, firm or corporation, in any manner, including by subrogation or by operation of marital property rights.
12.     Severability. If a court or other body of competent jurisdiction should determine that any term or provision of this Agreement is invalid or unenforceable, such term or provision shall be reformed rather than voided, if possible, in accordance with the purposes stated in this Agreement and with applicable law, and all other terms and provisions of this Agreement shall be deemed valid and enforceable to the extent possible.
13.     Oral Agreements; Applicable Law. The parties acknowledge that there are no oral agreements or understandings that conflict with, modify, supplement or supersede the terms and conditions of this Agreement. This Agreement shall be construed under the laws of the State of Illinois applicable to contracts entered into and to be performed in the State of Illinois.
14.     Acknowledgements and Agreements. By signing below, Employee acknowledges and agrees that:
(a)     Employee has been advised in writing to consult with an attorney before signing this Agreement, and Employee has had the opportunity to do so if desired;
(b)     Employee has up to twenty-one (21) days following delivery of this Agreement to sign and return this Agreement to Employee and any changes made to this Agreement will not restart the running of the 21-day period;

(c)     Some portions of the payments and/or benefits described in this Agreement are the consideration to Employee for waiving rights under the ADEA referenced in Section 6 and for Employee’s obligations described in Sections 5 and 16;
(d)     Employee has the right within seven (7) days of the signing of this Agreement to revoke Employee’s waiver of rights to claim damages under the ADEA, and if Employee does revoke that waiver within the seven (7) day period, the Agreement shall be null and void. Any revocation must be in writing and delivered to C. Thomas Evans, Jr., Senior Vice President, Kemper Corporate Services, Inc., One East Wacker Drive, Suite 1000, Chicago, IL 60601. Any such revocation must comply with the notice provisions of Section 10 and be delivered to Employer no later than the seventh day after execution of this Agreement; and
(e)     If Employee does not revoke Employee’s waiver of rights specified in subsection (d) above, Employee must deliver written acknowledgement in the form of Attachment B to C. Thomas Evans, Jr., Senior Vice President, Kemper Corporate Services, Inc., One East Wacker Drive, Suite 1000, Chicago, IL 60601.
15.     Expense Reimbursement. By no later than 14 days after the Separation Date, Employee agrees to submit an expense account form to Employer for reimbursement of reasonable business expense items incurred on behalf of Employer prior to the Separation Date for which Employer has not yet then paid. Upon receipt of such expense account form, together with such supporting documentation as Employer may reasonably require, Employer will pay Employee for business expense items so incurred within 30 days of Employee’s Separation Date.
16.     Employee Cooperation and Assistance. Employee agrees to cooperate fully with Employer in the defense or prosecution of any lawsuits, arbitrations, or any other types of proceedings, and in the preparation of any response to any examination or investigation by any government entity or agency, and with respect to any other claims or matters (all such lawsuits, arbitrations, proceedings, examinations, investigation, claims and matters being collectively referred to as “Proceedings”), arising out of or in any way related to the policies, practices, or conduct of Employer and its affiliates during the time Employee was employed by Employer, and shall testify fully and truthfully in connection therewith. In addition, Employee agrees that, upon reasonable notice, Employee will participate in such informal interviews by counsel for Employer as may be reasonably necessary to ascertain Employee’s knowledge concerning the facts relating to any such Proceedings, and to cooperate with such counsel in providing testimony whether through deposition or affidavit in any such Proceeding.
Employee agrees to immediately notify Employer if served with legal process to compel Employee to disclose any information related either to Employee’s employment with Employer or information regarding one or more of Employer’s affiliates, unless prohibited by law. Employee further agrees to immediately notify Employer if contacted regarding any legal claim or legal matter related to Employee’s employment with Employer, unless prohibited by applicable law, and subject to the provisions of Section 6(c).

In all events, Employer will reimburse Employee for Employee’s reasonable travel, lodging and other out-of-pocket expenses associated with Employee’s compliance with this section. If Employee’s assistance is needed after January 1, 2018, Employer will compensate Employee for time spent assisting the Employer pursuant to this paragraph at an agreed-upon rate. Employer will make every reasonable effort to accommodate Employee’s personal and business schedules when requesting Employee’s assistance and cooperation.

17.    Indemnification and Right to Counsel. Employer agrees to indemnify, in accordance with its Amended and Restated Bylaws, Certificate of Incorporation and applicable Delaware law, Employee if Employee is or becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Employer) by reason of the fact that Employee was employed by Employer (and Employer may indemnify Employee by reason of the fact that Employee was an agent of Employer, or was serving at the request of Employer as a director, trustee, member, manager, officer, or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including reasonable attorneys’ fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with such action, suit or proceeding if not the result of willful misconduct, gross negligence or fraud, and Employee acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interest of Employer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Employee’s conduct was unlawful.
Employee will promptly notify Employer of any threatened, pending or completed action, suit or proceeding against Employee which could reasonably be expected to give rise to a right by Employee to be indemnified under this Agreement. Employer shall not be liable to indemnify Employee under this Agreement for any amounts paid in settlement of any action, suit or proceeding without the prior written consent of Employer, which consent shall not be unreasonably withheld or delayed.
Should a conflict of interest be found to exist between Employee and Employer, Employer will pay the reasonable cost of Employee’s independent legal representation. Employer and Employee shall make a good faith effort to agree on selection of independent counsel and if an agreement cannot be reached, then within 10 days Employer and Employee shall each designate a representative and such representatives shall, together, designate an umpire who will select the independent counsel, which selection shall be final and binding.
18.     Exemption from § 409A of the Internal Revenue Code of 1986, as amended (“Code”). Other than payments pursuant to Paragraph 16, all payments due under this Agreement will be paid no later than March 31, 2017. It is the intent of the Parties that all such payments are to be considered to be short-term deferrals to which Code Section 409A is not applicable by reason of Treasury Regulation Section 1.409A-1(b)(4).

Caution: This Agreement includes a Release. Employer hereby advises Employee to read it and to consult with an attorney prior to signing it.

TO EVIDENCE THEIR AGREEMENT, the parties have executed this document as of the date last written below.

Frank J. Sodaro                    Kemper Corporate Services, Inc.

C. Thomas Evans, Jr.
Senior Vice President

Dated:                         Dated:

Exhibit 2 to October 7, 2016 Letter to F. Sodaro

ATTACHMENT A
Seven Day Right to Revocation
Acknowledgment Form
I, Frank J. Sodaro, hereby acknowledge that Kemper Corporate Services, Inc., tendered a Separation Agreement offer which I voluntarily agreed to accept on __________________, a date at least seven days prior to today’s date.
I certify that seven calendar days have elapsed since my voluntary acceptance of this above-referenced offer (i.e., seven days have elapsed since the above date), and that I have voluntarily chosen not to revoke my acceptance of the above-referenced Separation Agreement.
Signed this ___ day of ________________, _________.

Frank J. Sodaro